AMENDMENT TO
AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (the “Amendment”) is entered into as of July 31, 2020 by and between COMMONWEALTH INTERNATIONAL SERIES TRUST, a Massachusetts business trust (the “Borrower”) and FIFTH THIRD BANK, NATIONAL ASSOCIATION (the “Bank”).

WHEREAS, the Borrower and the Bank entered into a certain Amended and Restated Revolving Credit Agreement dated as of July 31, 2018, as amended from time to time (the “Agreement”); and

WHEREAS, the Borrower and Bank mutually desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Modifications to the Agreement.

1.1.       Except as otherwise defined herein, capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement as amended hereby.

1.2.       On the date of this Amendment, Borrower agrees to pay to Bank an upfront commitment fee equal to $2,000.00.

1.3.       The following definition contained in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Interest Rate” means the Prime Rate plus 0.00%, but in any case no less than an annual rate of 2.00%.

1.4.       The first sentence of Section 2.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.5 Term of Facility. Except as otherwise provided in this Section 2.5, the term of the Facility shall expire on July 31, 2022, and the entire outstanding principal balance of the Note, and all accrued interest, shall become due and payable not later than that date in the event that any principal or accrued interest has not been previously repaid.

1.5.       Section 2.9 of the Agreement is hereby amended and restated to read as follows:

Section 2.9 Unused Fee. So long as this Agreement is in effect, Borrower shall pay to Lender an unused commitment fee at an annual rate equal to 0.275% of that portion of the Facility that is not outstanding on each day (the “Unused Facility Fee”), which shall be payable on the first (1st) day of each calendar quarter in arrears for the previous calendar quarter with a final payment due on the termination of this Agreement.

Section 2. Miscellaneous Provisions.

2.1.       Borrower hereby ratifies and agrees that except for this Amendment, all provisions of the Agreement and all other agreements and instruments executed by Borrower in connection with the Agreement remain in full force and effect.

2.2.       This Amendment is an instrument in writing as contemplated by Section 8.3 of the Agreement, it may be executed in counterparts, each of which will be an original and all of which will constitute a single agreement and is effective to modify the Agreement as set forth herein.

2.3.       From and after the effective date of this Amendment, all references to the Agreement, in the Agreement and in each of the other Loan Documents shall be deemed to be references to the Agreement as amended pursuant to this Amendment.

2.4.       This Amendment shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto; however, neither Borrower nor Bank may assign any of its respective rights or delegate any of its respective obligations hereunder without the prior written consent of the other.

2.5.       Bank and Borrower expressly agree that the obligations of Borrower hereunder, and under the Agreement, shall not be binding upon any of Borrower’s directors, shareholders, nominees, officers, agents or employees personally. The execution and delivery of this Amendment has been authorized by Borrower’s directors, and this Amendment has been signed and delivered by an authorized officer of Borrower, acting as such, and neither such authorization by the directors nor such execution and delivery by the directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

IN WITNESS WHEREOF, Borrower and Bank have executed this Amendment to Amended and Restated Revolving Credit Agreement by their duly authorized officers as of the date first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By:	/s/ Robert W. Scharar
Robert W. Scharar, President

STATE OF	TEXAS	)

) SS:

COUNTY OF	HARRIS	)

The foregoing instrument was acknowledged before me this 30th day of         JULY        , 2020, by Robert W. Scharar, President of Commonwealth International Series Trust, on behalf of the Trust.

/s/ Amsale Teferra
Notary Public
My Commission Expires: 07-08-2021

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Cheri Padgett
Cheri Padgett, Assistant Vice President

CLOSING STATEMENT

BORROWER:	COMMONWEALTH INTERNATIONAL SERIES TRUST
OBLIGOR/OBLIGATION #:	0904868858/18
LENDER:	FIFTH THIRD BANK, NATIONAL ASSOCIATION
LOAN:	Revolving Loan
CLOSING DATE:	July 31, 2020

USE OF FUNDS

Lender’s Loan Origination Fee	$2,000.00
Lender’s Attorney Fees	$950.00

TOTAL USES:		$2,950.00

BORROWER CREDITS

None
TOTAL CREDITS	0
NET FUNDS REQUIRED AT CLOSING	$2,950.00

SOURCES OF FUNDS

Check Applicable Box
[ ]	Check Enclosed
[X]	Debit Account ending in #_______________	$2,950.00
[ ]	Draw on Loan
	Bill Customer via AFS
[ ]	Paid Directly by Borrower		$2,950.00

	TOTAL SOURCES		$2,950.00

DISBURSEMENTS

1.	Graydon	$950.00
2.	Fifth Third Bank	2,000.00

	TOTAL DISBURSEMENTS		$2,950.00

The undersigned Borrower has carefully revised this Closing Statement, and agrees that it is a true and accurate statement of all receipts and disbursements made in this transaction, and hereby approves/accepts this Closing Statement, and agrees that the monies should be disbursed as set forth above.

BORROWER:

COMMONWEALTH INTERNATIONAL SERIES TRUST

By:	/s/ Robert W. Scharar
Robert W. Scharar, President